Exhibit 10.22†

[***]	Certain confidential information
contained in this document,
marked by brackets, has been
omitted and filed separately with
the Securities and Exchange
Commission pursuant to Rule
24b-2 of the Securities Exchange
Act of 1934, as amended.

DIAGNOSTICS DEVELOPMENT AGREEMENT

between

Johnson & Johnson Services, Inc.

and

Veracyte, Inc.

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TABLE OF CONTENTS:

1    DEFINITIONS    4
2    DIAGNOSTICS PRODUCTS DEVELOPMENT    11
3    REGULATORY MATTERS FOR DIAGNOSTIC PRODUCTS    14
4    COMMERCIALIZATION    14
5    GOVERNANCE    15
6    UPFRONT AND MILESTONE PAYMENTS FROM JJSI TO VERACYTE    16
7    PAYMENTS FROM VERACYTE TO JJSI    19
8    JJSI AUDITS OF VERACYTE    20
9    INTELLECTUAL PROPERTY; LICENSES    21
10    REPRESENTATIONS, WARRANTIES AND COVENANTS    27
11    INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE    30
12    CONFIDENTIALITY    33
13    TERM AND TERMINATION    38
14    MISCELLANEOUS    40

EXHIBITS:

EXHIBIT A – PROGRAM PLAN

EXHIBIT B – DATA SAFEGUARDS

EXHIBIT C – VERACYTE WIRE TRANSFER INSTRUCTIONS

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This Diagnostics Development Agreement, effective December 28, 2018 (the “Effective Date”), has been entered into between

Johnson & Johnson Services, Inc.
1 Johnson & Johnson Plaza
New Brunswick, NJ 08901
(hereinafter referred to as “JJSI”)

and

Veracyte, Inc.
6000 Shoreline Court
Suite 300
South San Francisco, California 94080
(hereinafter referred to as “Veracyte”)

(Veracyte and JJSI are hereinafter individually referred to as “Party” and collectively referred to as “the Parties”)

RECITALS

WHEREAS, JJSI and its Affiliates are engaged in research and development of pharmaceutical products, and have rights to certain samples and data from various studies for the detection of early stage lung cancer ("LC Study" or “LC Studies”);

WHEREAS, Veracyte is a diagnostic company active in the discovery, development, clinical laboratory testing, and sale of diagnostic tests and has an existing test, Percepta® Bronchial Genomic Classifier, for the early detection of lung cancer;

WHEREAS, Veracyte and an Affiliate of JJSI, Janssen Research & Development, LLC, previously entered into a Material Transfer Agreement effective May 22, 2018 (“MTA”) under which the Affiliate supplied certain samples to Veracyte to use for research purposes defined in the MTA;

WHEREAS, the Parties wish to cooperate on a program to enable Veracyte to use LC Study samples and clinical data for purposes of developing (1) a next generation bronchial genomic classifier diagnostic for lung cancer and (2) a nasal genomic classifier diagnostic for lung cancer under the terms and conditions of this Agreement; and for JJSI and its Affiliates to use Veracyte raw data and clinical data generated in the AEGIS and the Percepta Registry studies for any therapeutic purpose and for purposes of developing Companion Diagnostics for therapeutics Controlled by JJSI and its Affiliates; and

WHEREAS, the Parties have exchanged drafts of a Non-Binding Discussion Guide respecting possible terms for such program.

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NOW THEREFORE in consideration of the premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, have entered into this Agreement on the following terms and conditions:

1	DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings. Other terms may be defined in context or defined in the Program Plan.

1.1
"Affiliate" means any entity that, directly or indirectly (through one or more intermediaries) is controlled by, or is under common control with a Party. For purposes of this Section 1.1, “control” means solely (a) the direct or indirect ownership of 50% or more of the voting stock or other voting interests or interest in the profits of the Party, or (b) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof.

1.2	“Agreement” means this Diagnostics Development Agreement and its Exhibits.

1.3
“Applicable Law” means all applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidances, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any court, arbitrator, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.4	“Breaching Party” has the meaning set forth in Section 13.2.2.

1.5	“Business Day” means any day other than a Saturday, Sunday, bank holiday or public holiday in the United States of America.

1.6	“CMS” means Centers for Medicare & Medicaid Services.

1.7	“CLIA” means Clinical Laboratory Improvement Amendments.

1.8
“Commercialization” or “Commercialize” means all activities undertaken for commercial sale, pre-marketing, marketing, promotion, import, laboratory testing, distribution and sale, and other commercial use of the Diagnostic Products, and the process of commercialization, respectively.

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1.9
“Commercially Reasonable Efforts” means in relation to any activity or objective of a Party as specified under this Agreement, the efforts and resources that Party commonly uses (i) in the case of Veracyte, for a diagnostic assay, and (ii) in the case of JJSI, for a cooperative project of similar type, in each case of similar scope and potential.

1.10
“Companion Diagnostic” means an in vitro diagnostic product in the Field to be used in conjunction with a therapeutic Controlled by JJSI or a JJSI Affiliate, provided that the use of such diagnostic product with the therapeutic is stipulated in the instructions for use and in the Labeling of both the diagnostic and the corresponding therapeutic, and the approval of both the diagnostic product and the therapeutic by the applicable Regulatory Authority has required such corresponding stipulations on use and Labeling. The term “Companion Diagnostic” excludes all diagnostic products whose commercialization and use is not coupled with the prescription and administration of a specific therapeutic Controlled by JJSI or a JJSI Affiliate. The term “Companion Diagnostic” also excludes Diagnostic Products as defined herein.

1.11	“Compelled Disclosure” has the meaning set forth in Section 12.3.

1.12
"Confidential Information" means, without limitation, any and all non-public: Technology; information; inventions; methods; plans; processes; specifications; know-how; compounds; materials (including JJSI Materials); Data; samples; business plans; financial information; marketing plans; reports; forecasts; technical or commercial information that is provided by or on behalf of a Disclosing Party (as defined in Section 12.1) to a Receiving Party (as defined in Section 12.1) hereunder, or under the MTA, whether disclosed in writing or orally, including without limitation any and all information regarding, related to, arising from or associated with this Agreement or the MTA, and the terms and conditions of this Agreement, and the draft Non-Binding Discussion Guide.

1.13
“Control” or “Controlled” means with respect to a Party and with respect to any product, Technology, or Intellectual Property Rights (collectively “Property”) the (i) ownership of, (ii) the right to sell, grant a license to, or otherwise convey, or (iii) the ability to permit use of such Property, whether such ownership, right to grant a license to, sell, or convey, or the ability to permit use of such Property exists on the Effective Date or is acquired after the Effective Date and during the Term, provided that such ownership, right to grant a license to, sell, or convey, or the ability to permit use of such Property is not the result of the operation of the terms of this Agreement.

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1.14
“Data” means any and all data, including clinical data, tangible and intangible results, information, images and imaging data, RNA sequence data, and reports generated, compiled or acquired or provided by any Party, its Affiliates or its Third Party contractors pursuant to this Agreement.

1.15	“Development Activities” means any and all activities performed by either Party, its Affiliates or Third Party contractors in performance of the Program Plan.

1.16	“Development Technology” means any and all JJSI Development Technology, Veracyte Development Technology, and Joint Development Technology.

1.17	“Diagnostic Products” means any and all of the following products to be developed pursuant to the Program Plan: (1) Percepta v.2 and (2) NasaRISK, both of which are defined below.

1.18	“Disclosing Party” has the meaning set forth in Section 12.1.

1.19	“Effective Date” shall have the meaning set forth in the preamble to this Agreement.

1.20	“FDA” means United States Food and Drug Administration, or any successor entity thereto performing similar functions.

1.21	“Field” means diagnostic tests for lung cancer.

1.22
“Financial Year” means a calendar year. The last Financial Year of the Term begins on the first day of the calendar year for the year during which termination or expiration of the Agreement will occur, and the last day of such Financial Year will be the effective date of such termination or expiration.

1.23
“Financial Quarter” means a financial quarter used for Veracyte’s internal and external reporting purposes; provided, however, that the first Financial Quarter for the first Financial Year extends from the Effective Date to the end of the then current Financial Quarter and the last Financial Quarter extends from the first day of such Financial Quarter until the effective date of the termination or expiration of the Agreement.

1.24
“First Commercial Sale” means, with respect to a Diagnostic Product, the first testing of a patient sample anywhere in the world by Veracyte, or its Affiliates, sublicensees or distributors through the use of such Diagnostic Product for monetary consideration including reimbursement.

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1.25
“Intellectual Property Rights” means a Party’s Patent Rights, Know-How Rights, utility models, and other like forms of protection, copyrights, database rights, rights in databases, Trademarks, design rights (whether registered or unregistered), including all applications for registration for the foregoing and all other similar proprietary rights as may exist anywhere in the world.

1.26	“JJSI Background Technology” means Technology Controlled by JJSI.

1.27
“JJSI Clinical Data” means any and all Data obtained from an LC Study associated with JJSI Samples, including any clinical and demographic data (including health and disease history) and imaging data in the form of raw images and reports, and any other clinical data obtained from the enrolled patient, in each case that JJSI or a JJSI Affiliate is to provide or has provided to Veracyte as referenced in the Program Plan. “JJSI Clinical Data” includes data that Janssen Research & Development, LLC, may have previously provided to Veracyte under the MTA.

1.28
“JJSI Development Technology” means any Technology conceived of or reduced to practice by either Party (including its Affiliates or Third Party contractors) pursuant to the Development Activities under this Agreement and during its Term that relates to any therapeutic..

1.29	“JJSI Indemnitees” has the meaning set forth in Section 11.2.

1.30	“JJSI Inventions” has the meaning set forth in Section 8.7.3.

1.31	“JJSI Materials” means any and all JJSI Clinical Data and JJSI Samples.

1.32
“JJSI Samples” means any and all biological clinical samples (including brushings, blood, extracted RNA, DNA or proteins) obtained from an LC Study and that JJSI is to provide to Veracyte as specified in the Program Plan, including unmodified derivatives of such samples. “JJSI Samples” also includes the biological clinical samples obtained from the LC Study provided to Veracyte under the MTA.

1.33
“Joint Development Technology” means any Technology conceived of or reduced to practice by either Party (including its Affiliates or Third Party contractors) during the Term and pursuant to this Agreement that is not Veracyte Development Technology or JJSI Development Technology.

1.34	“Joint Patent Right(s)” has the meaning set forth in Section 9.7.5.

1.35	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.1.

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1.36
“Know-How Rights” means a right to Technology under either the common law or the statutory protection of any county, including trade secret rights, whether or not patentable or copyrightable, and in each case that are not known to the public.

1.37
“Labeling” or “Label(s)” means any and all written, printed, or graphic matter (1) upon any product or any of its containers or wrappers, or (2) accompanying such product at any time while the product is held for sale after shipment or delivery for shipment in interstate commerce as required by the Regulatory Authority in the Territory of Commercialization.

1.38	“LC Studies” means any and all studies concerning lung cancer that are the source of JJSI Materials.

1.39	“LC Study Member” means any and all Persons participating in an LC Study to whom JJSI has an obligation with respect to JJSI Materials provided to Veracyte.

1.40	“Losses” means liabilities, damages, penalties, expenses and/or losses, including reasonable legal expenses and attorneys’ fees.

1.41	“MTA” means the Material Transfer Agreement between Veracyte and an Affiliate of JJSI, Janssen Research & Development, LLC, effective May 22, 2018.

1.42	“Milestone Events” shall mean any and all Veracyte milestones set forth in Section 6.2.

1.43
“NasaRISK” means a nasal genomic classifier diagnostic for assessing risk of lung cancer in a patient determined to have a lung nodule or lesion by imaging developed by Veracyte with use of JJSI Materials, whether or not Veracyte uses other materials in addition to JJSI Materials.

1.44
“Net Cash Collections” means shall mean final adjusted cash payments on worldwide sales of products and services received by Veracyte its Affiliates or sublicensees for the Diagnostic Products less the following customary and commercially reasonable deductions, determined in accordance with US generally accepted accounting principles and internal policies and actually taken, paid, accrued, allocated, or allowed based on good faith estimates (a) credits, allowances, discounts and rebates to, and chargebacks; (b) sales, use, value-added and other direct taxes, specifically excluding, for clarity, any income taxes assessed against the income arising from such sale; and (c) customs duties, tariffs,

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surcharges and other governmental charges to the extent included in the price and separately itemized on the invoice price.
The aforementioned deductions shall only be allowable to the extent they are commercially reasonable and shall be determined on a country-by-country basis, as incurred in the ordinary course of business in type and amount verifiable based on Veracyte’s and Affiliates’ reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Diagnostic Products and other products of Veracyte and its Affiliates and sublicensees such that Diagnostic Products does not bear a disproportionate portion of such deductions.

1.45	“Non-Breaching Party” has the meaning set for in Section 13.2.2

1.46	“Patent Proceeding” means any opposition, re-issue and re-examination, and any contested case, including inter-partes review, post-grant review, interference, derivation or similar proceedings.

1.47
“Patent Right” means a Party’s rights to its Technology under any and all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including patent term extensions, supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

1.48
“Percepta v.2” means a next generation bronchial genomic classifier diagnostic for lung cancer screening and diagnosis (i.e., an improvement to the existing Veracyte Percepta test) developed by Veracyte with use of JJSI Materials, whether or not Veracyte uses other materials in addition to JJSI Materials.

1.49
“Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, limited liability company, trust or government, or any agency or political subdivision of any government, or any other entity.

1.50	”Personal Data” has the meaning set forth in Section 2.7.

1.51
“Program Plan” means the written description of the performance obligations of each Party under this Agreement concerning the development of the Diagnostic Products, which is Exhibit A to this Agreement.

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1.52	“Receiving Party” has the meaning set forth in Section 12.1.

1.53
“Regulatory Approval” means and includes all licenses, permits, authorizations, clearances and approvals of (including, if required for sale in any country, pricing approval), and all registrations, filings and other notifications to any Regulatory Authority, governmental agency or department within the Territory (including applications therefor) necessary for the development, testing, manufacture, production, distribution, marketing, sale or use of a Diagnostic Product in a particular country or region of the Territory in accordance with Applicable Law.

1.54
“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the reviewing, granting or revoking of Regulatory Approvals for Diagnostic Products, or otherwise enforcing the requirements to which such Regulatory Approvals are subject.

1.55
“Technology” means any and all process, machine, article of manufacture, composition of matter, concepts, methods, information, and Data that is Controlled by a Party or generated pursuant to this Agreement. Examples of Technology include but are not limited to know-how (including trade secrets), as well as concepts, discoveries, formulae, ideas, improvements, materials, reagents, assays, algorithms, standard operating procedures, research plans, assay development and manufacturing procedures.

1.56	“Term” means the term of this Agreement, as set forth in Section 13.1.

1.57	“Territory” means worldwide.

1.58	“Third Party” means any Person other than JJSI or Veracyte, or their Affiliates.

1.59	“Third Party Claims” has the meaning set forth in Section 11.1.

1.60
“Trademarks” means all registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, brand names, logos, taglines, slogans, certification marks, Internet domain names, trade dress, corporate names, business names and other indicia of origin, together with the goodwill associated with any of the foregoing and all applications, registrations, extensions and renewals thereof throughout the world, and all rights therein provided by international treaties and conventions.

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1.61	“USD” means the official currency of the United States of America, US Dollars ($).

1.62	“Veracyte Background Technology” means Technology Controlled by Veracyte.

1.63
“Veracyte Development Technology” means any Technology conceived of or reduced to practice by any Party (including its Affiliates or Third Party contractors) pursuant to the Development Activities under this Agreement and during its Term that relates to diagnostics, including, but not limited to Diagnostic Products.

1.64	“Veracyte Inventions” has the meaning set forth in Section 9.7.2.

1.65	“Veracyte Indemnitees” has the meaning set forth in Section 11.1.

1.66
“Veracyte Data” means any and all (i) Veracyte Data to Share with LC Study Members and (ii) Data specified in the Program Plan that arise from Veracyte performance of the development activities under the Program Plan, or arose from Veracyte research under the MTA, that Veracyte is to provide or has provided to JJSI as stipulated in the Program Plan and may be used by JJSI as provided in this Agreement, including Veracyte raw data, clinical data, and RNA sequence data generated in the AEGIS and the Percepta Registry studies.

1.67
“Veracyte Data to Share with LC Study Members” means the RNA sequencing raw and normalized data that arises from Veracyte use of JJSI Samples in performance of the development activities under the Program Plan or arose from Veracyte research under the MTA, and that JJSI is contractually obligated to share with LC Study Members.

Defined terms may be use in the singular or plural as appropriate to the context.

2	DIAGNOSTICS PRODUCTS DEVELOPMENT

2.1
Development Performance. The Parties agree to undertake and perform the Development Activities specified in the Program Plan and each agrees to use Commercially Reasonable Efforts to perform those Development Activities that the Program Plan identifies as its responsibility. Each Party will also use Commercially Reasonable Efforts to assist and support the other Party in the other Party’s performance of the other Party’s obligations under the Program Plan; provided that this shall not imply any obligation to provide monetary compensation or perform activities that are not outlined in the Program Plan. The Parties agree and recognize that Veracyte is solely responsible for (i) the

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development of the Diagnostic Products, (ii) seeking and obtaining Regulatory Approval for Diagnostic Products, and (iii) the Commercialization of Diagnostic Products. As specified in the Program Plan, JJSI shall use Commercially Reasonable Efforts to provide advice to support these efforts, provided that JJSI failure to provide such support shall not constitute a material breach of this Agreement by JJSI. JJSI acknowledges and agrees that the results of the Development Activities, including the development of the Diagnostic Products, are inherently uncertain. Accordingly, Veracyte provides no assurance, representation or warranty that the Diagnostic Products can, either during the term of this Agreement or thereafter, be successfully developed or, if so developed, that the Diagnostic Products will receive the requisite Regulatory Approval.

2.2
Countries. The initial intent of the Parties is for Veracyte to obtain Regulatory Approval for and Commercialize Diagnostic Products in the United States. The Parties may add additional countries by written agreement and modification of the Program Plan, if needed.

2.3
Provision of JJSI Materials. JJSI will provide Veracyte with the JJSI Materials specified in the Program Plan as stipulated in the Program Plan. JJSI has previously provided some JJSI Materials to Veracyte under the MTA.

2.4
Rights and Obligations Respecting JJSI Materials. Veracyte may use JJSI Materials solely as permitted under the license grant in Section 9.2.1 and for no other purpose. Veracyte shall exercise such use and handle JJSI Materials in full compliance with all Applicable Laws and as otherwise required under this Agreement. Veracyte agrees to retain possession of the JJSI Materials it receives and not to provide such JJSI Materials to any Third Party without JJSI’s prior written consent. All rights, title and interest in the JJSI Materials and any Intellectual Property Rights therein shall remain the sole property of JJSI and/or LC Study Members, notwithstanding the transfer to and use by Veracyte or permitted Third Parties.

2.5	Provision of Veracyte Data. Veracyte will provide JJSI with the Veracyte Data as specified in the Program Plan.

2.6
Rights and Obligations Respecting Veracyte Data. JJSI may use and disclose Veracyte Data solely as permitted under the license grant in Section 9.2.2, and as otherwise expressly allowed under this Agreement, and for no other purpose. JJSI may also disclose Veracyte Data to Share with LC Study Members to LC Study Members for use by the LC Study Members. Except as expressly allowed under this Agreement, JJSI

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agrees to retain possession of the Veracyte Data it receives and not to provide such Veracyte Data to any Third Party without Veracyte’s prior written consent. All rights, title and interest in the Veracyte Data and any Intellectual Property Rights therein shall remain the sole property of Veracyte notwithstanding the transfer to and use by JJSI or permitted Third Parties.

2.7
Personal Data. To the extent that any Data or other materials that a Party provides to the other Party (the “Personal Data Receiving Party” for purposes of this Section 2.7) under this Agreement include human specimens and/or data that identifies or could be used to identify an individual (“Personal Data”), the Personal Data Receiving Party shall (i) hold in confidence all such Personal Data except as required or permitted under this Agreement or to the extent necessary to be disclosed to Regulatory Authorities as part of the review process, provided that any disclosure complies with Applicable Laws; and (ii) comply with all Applicable Laws, as amended from time to time, with respect to the collection, use, storage, and disclosure of any Personal Data, including without limitation, the U.S. Health Insurance Portability and Accountability Act (HIPAA) and the regulations promulgated thereunder. The Personal Data Receiving Party agrees to ensure that all appropriate technical and organizational measures are taken to protect Personal Data against loss, misuse, and any unauthorized, accidental, or unlawful access, disclosure, alteration, or destruction, including without limitation, implementation and enforcement of administrative, technical, and physical security policies and procedures applicable to Personal Data. To the extent that the Personal Data Receiving Party is permitted under the terms of this Agreement to share Personal Data with any Third Party, the Personal Data Receiving Party shall assure that such Third Party complies in full with the provisions of this Section 2.7. The Personal Data Receiving Party shall promptly notify the other Party if a HIPAA violation occurs or any patient information is obtained by an unauthorized Third Party.

2.8
Reporting. The Parties shall keep each other promptly informed on an ongoing basis through the Joint Steering Committee on the progress of the Program Plan, including forecasts of expected performance and completion of activities.

2.9
Use of Third Parties and Affiliates. Except as expressly provided in this Agreement, the activities to be performed by a Party under this Agreement may not be performed by a Third Party contractor on such Party’s behalf unless the other Party has given its express written permission. In any event that an Affiliate or Third Party is used for performance of this Agreement, such Affiliate or Third Party may be used

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only if (i) it complies with the terms and conditions of this Agreement, including but not limited to this Article 2, Article 8 (Intellectual Property; Licenses) and Article 12 (Confidentiality) of this Agreement, and (ii) such performance of activities by the Third Party is consistent with the rights and obligations of the Parties under this Agreement. The Party who solicits the performance of any Third Party contractor or uses an Affiliate, shall be liable for the breach of any of the provisions of this Agreement by such Third Party contractor or Affiliate and any such liability shall be limited as provided in Section 10.3 of this Agreement.

2.10
Compensation. Neither Party shall be responsible for any costs or expenses of the other for the Development Activities or other activities under this Agreement, except that JJSI shall make the upfront and Milestone Event payments to Veracyte as provided in Article 6 and Veracyte shall make the revenue sharing payments to JJSI as provided in Article 7.

3	REGULATORY MATTERS FOR DIAGNOSTIC PRODUCTS

3.1
Regulatory Submissions; Regulatory Approval. Veracyte shall use Commercially Reasonable Efforts to seek Regulatory Approval for the Diagnostic Products in the United States and any other countries to which the Parties have agreed in writing, and shall be solely responsible for and in control of such efforts. Veracyte shall keep JJSI reasonably informed of these efforts and the status, and shall give JJSI an opportunity to review and comment on substantive submissions prior to submission no less than [***] days prior to such submission. For clarity, JJSI hereby grants to Veracyte a right of reference to the JJSI Clinical Data, including the right to disclose in regulatory submissions, for the purpose of developing the Diagnostic Products under this Agreement, provided that Veracyte does not have the right to disclose any other JJSI Confidential Information in a regulatory submission without the written approval of JJSI.

4	COMMERCIALIZATION

4.1
Commercialization. Veracyte shall use Commercially Reasonable Efforts, at its sole cost and expense, to Commercialize the Diagnostic Tests in the United States and any other countries to which the Parties have agreed in writing, and shall be solely responsible for and in control of such efforts; provided that Veracyte failure to use such efforts shall not constitute a material breach of this Agreement by Veracyte. Veracyte shall keep JJSI reasonably informed of these efforts.

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5	GOVERNANCE

5.1
Joint Steering Committee. The Parties shall form a joint committee (the “Joint Steering Committee” or “JSC”), which shall have the primary role in monitoring, review and oversight of the Program Plan to ensure the Program Plan is implemented in a manner to maximize the successful development of the Diagnostic Products. The JSC shall be comprised of an equal number of qualified senior representatives from Veracyte and JJSI, each with three (3) members. The JSC shall meet for the first time within [***] calendar days after the Effective Date and thereafter at least quarterly during the Term, unless the Parties or the JSC decide that more or less frequent meetings are required; provided, however, that in the event of an exigent situation, including a situation in which a decision by the JSC is required, a meeting shall be held within [***] calendar days after written request for such meeting by any Party. The JSC shall be led by two (2) co-chairs, one (1) appointed by Veracyte and one (1) appointed by JJSI. The organization of the meeting and the meeting place shall be mutually determined by the parties, including Parties, either in person at the offices of JJSI in Boston, Massachusetts, United States, or the offices of Veracyte in California, United States, or by telephone or videoconference or as otherwise decided by the JSC. Each Party shall provide the other Party with written notice of its representatives for the JSC promptly after the Effective Date of this Agreement. Veracyte and JJSI may substitute or replace any of its representatives on the JSC at any time and for any reason upon written notice to the other Party. Additionally, JSC members may reasonably invite other guests to the meetings, in order to discuss provide useful expertise or information relevant to the applicable agenda; provided, that any guests are subject to the confidentiality provisions set forth in Article 12.

5.2
JSC Responsibilities. The JSC shall be responsible for reviewing the progress of the Program Plan, reviewing Data (including enrollment and clinical data collection), Development phase reviews, technical data reviews, and any joint publication plans, manuscript submissions, and any and all other data that the parties agree to from time to time. The JSC shall keep accurate and complete confidential minutes of its meetings. The co-chairs for each meeting, or their respective designee, shall be responsible for taking such minutes and distributing a coordinated single draft agreed upon by the co-chairs to the other JSC members for their review and comment within [***] Business Days after the date of each meeting, and within [***] Business Days after the receipt thereof, the other JSC members shall remit such minutes back to the co-chairs with their comments, if any. The JSC members shall in good faith attempt as quickly as is reasonably possible to resolve any disputes

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as to the content of such minutes so as to have a final agreed version as quickly as is reasonably possible. Each of Veracyte and JJSI shall be responsible for all expenses incurred by its representatives on the JSC in connection with performing their duties hereunder, including all costs of travel, lodging and meals. For the avoidance of doubt, the JSC shall not have the authority to amend this Agreement, except that it shall have authority to amend the Program Plan by unanimous decision, provided that such decision and amendment is recorded in writing and signed by representatives of both Parties.

6	UPFRONT AND MILESTONE PAYMENTS FROM JJSI TO VERACYTE

6.1
Upfront Payment. In consideration for Veracyte’s obligation to transfer to JJSI the [***] on Percepta v.2 training and test cohorts, JJSI shall make a payment of $5,000,000 USD within [***] of the date of last signature below. An invoice is not required for this payment.

6.2	Milestone Payments. The following payments from JJSI to Veracyte are payable once upon Veracyte completion of the indicated milestone (“Milestone Event”):

Milestone	Milestone Event	Milestone Amount
1	[***]	[***]

6.3	Maximum Milestone Payments.

6.3.1
Milestone Payments are payable only once upon the initial achievement of the associated Milestone Event. Veracyte shall promptly provide JJSI with written notice upon the achievement of each of the Milestone Events and Veracyte will then submit an invoice for the amount of each associated Milestone Payment. JJSI shall pay Veracyte any undisputed invoiced Milestone Payment within [***] days of such invoicing in the case of Milestone Events.

6.3.2
If JJSI disputes the achievement of a Milestone Event or an invoiced amount, JJSI shall notify Veracyte of the dispute and the reason therefore within [***] days of receipt of written notice of the Milestone Event or the invoice. The Parties shall negotiate in a timely, good faith manner to resolve such dispute. Once the matter is resolved, JJSI shall pay any pending invoiced amount that was the subject of the dispute within [***] days of the resolution. Unresolved disputes on achievement of a Milestone Events or related invoice shall be subject to the procedures set forth in Section 14.18 (Dispute Resolution) as the sole method to resolve the issue.

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6.4	Payment Terms for JJSI Payments to Veracyte.

6.4.1	Payment method. Unless otherwise specified hereunder JJSI shall make Milestone Payments as required hereunder to Veracyte within [***] days from the date an invoice is received by JJSI.

6.4.2
Invoices must be sent to: Accounts Payable, Johnson & Johnson Shared Services at www.ap.jnj.com. If Veracyte is set up to submit invoices electronically through JJSI’s web-based system, then Veracyte shall submit invoices to Accounts Payable at www.ap.jnj.com. All invoices shall contain such information concerning the account (such as a valid JJSI purchase order number, supplier number, IBAN Numbers, bank name, etc.) necessary to make payment of the invoice and as will be set forth on the Accounts Payable section of www.ap.jnj.com.  When logging into the website, Veracyte will be prompted for its supplier number, which can be found on the Purchase Order. All invoices will be paid via electronic funds transfer. Prior to JJSI issuing payment to Veracyte, Veracyte shall setup a payment profile with Johnson & Johnson Accounts Payable. Veracyte shall provide Jansssen with the contact name, phone number and e-mail address of the individual that will be responsible for establishing the Accounts Payable profile

6.4.3
Copies of all invoices shall be sent concurrently to . All invoices must reference a valid JJSI Purchase Order (P.O.) number, provided that JJSI has provided to Veracyte such a Purchase Order number. JJSI reserves the right to return to Veracyte unprocessed and unpaid those that do not reference such P.O. number, unless Veracyte has not been supplied such a P.O. Number.

6.4.4	Invoices shall be paid by JJSI to Veracyte via electronic funds transfer to the bank account of Veracyte using the details set out in Exhibit C.

6.5	Taxes and Withholding.

6.5.1	“Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including any interest thereon).

6.5.2
The Party (the “Payor”) that will make payments to the other Party (the “Payee”) under this Agreement will make such payment without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by applicable law in effect at the time of payment.

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6.5.3
Any Tax required to be withheld on amounts payable under this Agreement will be paid by the Payor on behalf of the Payee to the appropriate governmental authority, and the Payor will furnish the Payee with proof of payment of such Tax. Any such Tax required to be withheld will be an expense of and borne by the Payee. the Payor shall furnish to the Payee evidence of true and complete payment of such Tax. If any such Tax properly owing by the Payee is assessed against and paid by the Payor, then the Payee will indemnify and hold harmless the Payor from and against such Tax.

6.5.4
Indirect Taxes. Amounts payable under this Agreement do not include any sales, use, excise, value added or other applicable taxes, tariffs or duties. If any taxing authority imposes a VAT, GST, sales, use, service, consumption, business or similar tax with respect to any amounts owing under this Agreement, then the Payor agrees to pay that amount if specified in a valid invoice or supply exemption documentation. For avoidance of doubt, the Payee will not be entitled to pass on to the Payor, and the Payor will not be obligated to pay or bear, any tax that is based on the Payee’s real, personal or intangible property (whether owned or leased), corporate structure, franchise, continuing business operations, income, gross receipts, capital stock, net worth or imposed with respect to the Payee’s engagement of employees or independent contractors or that the Payee incurs upon subcontracting any work hereunder, in whole or in part, to any affiliated or non-affiliated third party. The Payee is solely responsible, to the extent required by applicable law, for identifying, billing, and collecting the taxes payable by the Payor in all relevant federal, state, county, municipal and other taxing jurisdictions and for filing all required tax returns in a timely manner. To the extent that the Payee does not provide the Payor a valid invoice (i.e., an invoice compliant with this Agreement and the rules and regulations of the jurisdiction of both Parties, including separate identification of the tax where legally required), the Payee shall be responsible for any penalty resulting directly from such noncompliance. The parties will cooperate in good faith to minimize taxes to the extent legally permissible.

6	PAYMENTS FROM VERACYTE TO JJSI

7.1
In consideration of the collaboration and support of JJSI in developing Diagnostic Products under the terms of this Agreement and the Program Plan, Veracyte shall make the following payments to JJSI: (a) one percent (1%) of the Net Cash Collections for Percepta v.2, (b) [***] of Net Cash Collections of NasaRISK if Veracyte receives from JJSI (i) by [***] a minimum of [***] nasal JJSI Samples and associated JJSI Clinical

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Data from the [***] that meet the intended use set forth in the Program Plan and (ii) by [***] a minimum of [***] nasal JJSI Samples and associated JJSI Clinical Data from the [***] that meet the intended use set forth in the Program Plan, (c) [***] of Net Cash Collections of NasaRISK if Veracyte receives from JJSI (i) by [***] a minimum of [***] nasal JJSI Samples and associated JJSI Clinical Data from the [***] that meet the intended use set forth in the Program Plan and (ii) by [***] a minimum of [***] but less than [***] nasal JJSI Samples and associated JJSI Clinical Data from the [***] that meet the intended use set forth in the Program Plan  and (d) [***] of Net Cash Collections of NasaRISK if Veracyte receives less than [***] nasal JJSI Samples and associated JJSI Clinical Data from the [***] that meets the intended use set forth in the Program Plan. Such payments respecting Net Cash Collections shall be due for Percepta v.2 for a period of [***] years of commercial sales of Percepta v.2 following First Commercial Sale of Percepta v.2 and shall be due for NasaRisk for a period of [***] years of commercial sales of NasaRisk following First Commercial Sale of NasaRisk

7.2
Reports and Payments. During the Term following the First Commercial Sale of a Diagnostic Product, Veracyte shall furnish to JJSI a quarterly written report, as of the end of each Financial Quarter, showing (a) the Net Cash Collections of each Diagnostic Product in each country in the world during the reporting period; (b) the revenues payable under this Agreement on account of those Net Cash Collections and the basis for calculating those revenues; and (c) the exchange rates and other methodology used in converting into U.S. Dollars, from the currencies in which sales were made, any payments due which are based on Net Cash Collections. Veracyte will provide such reports to JJSI no later than the [***] day following the last day of each Financial Quarter. Revenues shown to have accrued by each report are due and payable to JJSI on the [***] day following the end of such Financial Quarter. Veracyte will keep complete and accurate records in sufficient detail to enable the revenues payable to be determined and the information provided to be verified by JJSI’s accounting firm pursuant to Section 8.2 (Audit).

7	JJSI AUDITS OF VERACYTE

8.1
Records Retention Commencing with the First Commercial Sale of a Diagnostic Product, Veracyte shall keep complete and accurate records pertaining to the sale of Diagnostic Products for a period of [***] Financial Years after the year in which such sales occurred, and in sufficient detail to permit JJSI to confirm the accuracy of the Net Cash Sales or revenues paid by Veracyte to JJSI hereunder.

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8.2	Audit

8.2.1
Appointment of Auditor. After the occurrence of the First Commercial Sale, during the Term and for a period of [***] Financial Years thereafter, at the written request and expense of JJSI, Veracyte shall permit an independent certified public accountant of nationally recognized standing appointed by JJSI and reasonably acceptable to Veracyte, at reasonable times and upon reasonable notice, but in no case more than once per Financial Year, to examine the records referred to in Section 8.1 (Records Retention) at the location where such records are maintained. Such examination shall be for the sole purpose of verifying the calculation and reporting of Net Cash Sales, and the correctness of any revenue payment made under this Agreement for any period within the preceding [***] Financial Years.

8.2.2
Confidentiality. As a condition to examining any records of Veracyte, such auditor shall sign a nondisclosure agreement reasonably acceptable to Veracyte in form and substance. Any and all records of Veracyte examined by such independent certified public accountant shall be deemed Veracyte’s Confidential Information.

8.2.3
Audit Report. Upon completion of the audit, the accounting firm shall provide both Veracyte and JJSI with a written report disclosing whether the royalty payments made by Veracyte are correct or incorrect and the specific details concerning any discrepancies (“Audit Report”).

8.2.4
Additional Payments and Credits. If, as a result of any inspection of the books and records of Veracyte, it is shown that Veracyte’s revenue payments under this Agreement were less than the revenue amount which should have been paid then Veracyte shall make all payments required to be made by paying JJSI the difference between such amounts to eliminate any discrepancy revealed by said inspection within [***] days of receiving the Audit Report. If, as a result of any inspection of the books and records of Veracyte, it is shown that Veracyte’s payments under this Agreement were greater than the amount that should have been paid, then JJSI shall refund to Veracyte an amount equal to the difference between the amounts paid by Veracyte and the revenue amounts which should have been paid.

8.2.5
Costs of Audit. JJSI shall pay for such audit, except that if Veracyte is found to have underpaid JJSI by more than [***] of the amount that should have been paid, Veracyte shall reimburse JJSI’s reasonable costs of the audit.

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9	INTELLECTUAL PROPERTY; LICENSES

9.1	Ownership of Technology.

9.1.1	Veracyte.

a)	Veracyte shall retain sole and exclusive Control of the Veracyte Background Technology, Veracyte Data and Intellectual Property Rights thereto, and

b)
Veracyte shall solely own all right, title and interest in and to Veracyte Development Technology, as well as Intellectual Property Rights thereto. JJSI hereby assigns its right, title and interest in and to Veracyte Development Technology as well as Intellectual Property Rights thereto, conceived of, or conceived of and reduced to practice by JJSI its employees, Affiliates or Third Party contractors and shall take steps necessary, and cause its employees to take all steps necessary, to perfect this assignment.

9.1.2	JJSI.

a)	JJSI shall retain sole and exclusive Control of the JJSI Background Technology, JJSI Materials and Intellectual Property Rights thereto, and

b)
JJSI shall solely own all right, title and interest in and to JJSI Development Technology as well as Intellectual Property Rights thereto. Veracyte hereby assigns its right, title and interest in and to JJSI Development Technology and Intellectual Property Rights thereto conceived of or conceived of and reduced to practice by Veracyte its employees, Affiliates or Third Party contractors and shall take steps necessary, and cause its employees to take all steps necessary, to perfect this assignment.

9.1.3	Joint.

a)
JJSI and Veracyte shall jointly own right, title and interest in and to Joint Development Technology and Intellectual Property Rights thereto, without duty of accounting. As a joint owner, each Party may exploit (including sublicense) any Joint Development Technology and Intellectual Property Rights thereto in anywhere in the world without accounting to, or obtaining consent from, the other Party.

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9.2	License Grants.

9.2.1
Licenses to Veracyte. Subject to the obligations of Article12 and the other terms and conditions in this Agreement, JJSI hereby grants to Veracyte, for the Term and in the Territory, a royalty-free non-exclusive license, with no right to sublicense, to use the JJSI Materials solely for the purposes of developing Diagnostic Products and seeking Regulatory Approval for Diagnostic Products under JJSI Intellectual Property Rights concerning JJSI Materials, provided that such license is limited to the Field. JJSI does not hereby grant Veracyte any right or license to Commercialize the JJSI Materials, JJSI Background Technology, or JJSI Development Technology, provided that Veracyte’s Commercialization of Diagnostic Products shall not be deemed to be Commercialization of JJSI Materials.

9.2.2
Licenses to JJSI. Subject to the obligations of Article 12 and the other terms and conditions of this Agreement, Veracyte agrees to grant and hereby grants to JJSI in the Territory a royalty-free, an irrevocable (except in the event that Veracyte terminates this Agreement for breach by JJSI or JJSI insolvency as provided in Article 13), non-exclusive license, with the right to sublicense, to use the Veracyte Data under Veracyte Intellectual Property Rights respecting Veracyte Data and Veracyte Development Technology for any therapeutic purpose (including the development and commercialization of a Companion Diagnostic), and to seek Regulatory Approval for Companion Diagnostics.

9.3	Acknowledgments.

9.3.1
Veracyte agrees and acknowledges that JJSI may, alone or in collaboration with a Third Party, develop and/or commercialize a diagnostic test/tests to assess patients for any indication including lung cancers without any obligations or payment of any consideration to Veracyte; provided that, JJSI shall have no right or license to utilize Veracyte Confidential Information, Veracyte Background Technology, Veracyte Development Technology, or Veracyte’s Intellectual Property Rights to any of the foregoing, in connection with such development and/or commercialization, excepting for the licenses and rights explicitly granted to JJSI under Section 9.2.2 in this Agreement with respect to Companion Diagnostics.

9.3.2	JJSI agrees and acknowledges that Veracyte may, at its sole discretion, develop and/or commercialize any diagnostic test, including developing any Veracyte test as a companion diagnostic

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for any drug, or for any indication, including lung cancer, for one or more Third Parties; provided that, Veracyte shall have no right or license to use any JJSI Materials, JJSI Confidential Information, JJSI Background Technology, JJSI Development Technology, or JJSI’s Intellectual Property Rights to any of the foregoing in connection with any such development and/or commercialization activity except the development and commercialization of the Diagnostic Products.

9.4
Further Actions. Each Party shall execute and deliver to the other Party all documents and give all declarations regarding the licenses granted in this Article 9, or otherwise granted under this Agreement, and reasonably cooperate with the other Party, to the extent such documents, declarations and/or cooperation are reasonably required to exercise the licenses and for the recording or registration of the licenses granted hereunder at the various intellectual property offices in the Territory for the benefit of such other Party.

9.5
No Other Licenses. Each Party disclaims all implied rights to the grant by any Party to the other Party of any license, right, title or interest in any Party’s tangible property, or Intellectual Property Rights except as are expressly set forth in this Agreement. For purposes of clarity, unless otherwise stated in this Agreement, non-exclusive licenses to a Party’s property expressly exclude the right to sublicense such Party’s property.

9.6	Trademarks.

9.6.1
Veracyte shall own all right, title and interest in and to any Trademarks developed by or for Veracyte for use in connection with the Diagnostic Products and shall be solely responsible for seeking and obtaining such Trademarks. However, Veracyte shall not use or file any Trademarks that are identical to, confusingly similar, or likely to be associated with the Trademarks developed by JJSI for use in connection with Companion Diagnostics.

9.6.2
JJSI shall own all right, title and interest in and to all Trademarks developed by or for JJSI for use in connection with Companion Diagnostics. However, JJSI shall not use or file any Trademarks that are identical to, confusingly similar, or likely to be associated with the Trademarks developed by Veracyte for use in connection with Diagnostic Products.

9.6.3	Approval of Trademark Use. Neither Party shall use the other Party’s Trademarks without the other Party’s written permission.

9.7	Disclosure of Technology and Patentable Inventions; Filing Procedures.

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9.7.1
In the event that either Party, its Affiliates or Third Party contractors generate Development Technology, that Party shall disclose such Development Technology to the other Party at the JSC meeting immediately following the generation of such Development Technology. In the event that such Development Technology is JJSI or Veracyte Development Technology and the owner believes that such Development Technology is patentable (“Patentable Inventions”) and desires to file for such protection, applications for Patent Rights, if any, shall be filed as per Sections 9.7.2 and 9.7.3. In the event such Development Technology is Joint Development Technology applications for Patent Rights, to such Joint Development Technology, if any shall be filed as per Sections 9.7.4

9.7.2
Veracyte shall, at its own cost, have the first right, but not the obligation, to file for, prosecute, maintain, enforce and defend any and all Patent Rights claiming the Patentable Inventions to Veracyte Development Technology (“Veracyte Inventions”).

9.7.3
JJSI or its designated Affiliate shall, at its own cost, have the first right, but not the obligation, to file for, prosecute, maintain, enforce and defend any and all Patent Rights claiming the Patentable Inventions to JJSI Development Technology (“JJSI Inventions”).

9.7.4
The Parties through the JSC, shall promptly discuss and decide whether to seek Patent Rights to Joint Development Technology, JJSI shall at its cost have the first right but not the obligation to file applications for, prosecute, maintain, and obtain extensions for any Patent Rights claiming Joint Development Technology on behalf of itself and Veracyte. If JJSI decides not to exercise its right to file for such Patent Rights, JJSI shall promptly inform Veracyte in writing and Veracyte shall have the second right, but not the obligation, to file applications for, prosecute, maintain, and obtain extensions for any Patent Rights claiming such Joint Development Technology at its own expense on behalf of itself and JJSI. The Party who elects to file for Patent Rights shall be known as the “Filing Party” and the other Party shall be known as the “Non-Filing Party.” The Filing Party shall (i) provide the Non-Filing Party with a copy of any patent application claiming such Joint Development Technology and a proposed filing date, at least [***] calendar days before the proposed filing date in its priority country and (ii) consider comments from the Non-Filing Party provided such comments are provided to the Filing Party at least [***] days prior to the proposed filing date. Thereafter, the Filing Party shall control the prosecution and maintenance of or acquisition of term extensions to such Patent Rights. If at any time

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the Filing Party no longer wishes the control of the prosecution and maintenance of or acquisition of term extensions to such Patent Rights, in a particular country, the Filing Party shall inform the Non-Filing Party at least [***] calendar days prior to the deadline to respond to any outstanding action with the relevant patent office. In the event that the Non-Filing Party wishes to assume control of the prosecution and maintenance of or acquisition of term extensions to such Patent Rights at its own expense, the Non-Filing Party shall, promptly upon receipt of notice from the Filing Party, inform the Filing Party and the Filing Party shall take all steps necessary to transfer control of the prosecution and maintenance of or acquisition of term extensions to such Patent Rights to the Non-Filing Party.

9.7.5
If either JJSI or Veracyte becomes aware of any infringement, anywhere in the world, of any issued patent within the Patent Rights to Joint Development Technology (“Joint Patent Rights”), it will promptly notify the other Party in writing to that effect.

9.7.6
JJSI shall have the first right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any such Joint Patent Rights within [***] calendar days from the date of notice and to join Veracyte as a party plaintiff. Veracyte agrees to be joined as a plaintiff if required for standing purposes or damages. JJSI shall bear all the expenses of any suit brought by it claiming infringement of any Joint Patent Right. Veracyte will reasonably cooperate with JJSI, at JJSI’s expense, in any such suit. If, after the expiration of such [***] day period (or, if earlier, the date upon which JJSI provides written notice that it does not plan to bring suit), JJSI has not obtained a discontinuance of infringement of the Joint Patent Right or filed suit against any such Third Party infringer of the Joint Patent Right, then Veracyte shall have the right, but not the obligation, to bring suit against such Third Party infringer of the Joint Patent Right, provided that Veracyte shall bear all the expenses of such suit. JJSI will reasonably cooperate with Veracyte, at Veracyte’s expense, in any such suit for infringement of a Joint Patent Right brought by Veracyte against a Third Party. JJSI agrees to be joined as a plaintiff if required for standing purposes or damages. In the event that both JJSI and Veracyte are joint plaintiffs any recoveries obtained by JJSI or Veracyte, as applicable, as a result of any proceeding against such a Third Party infringer shall be allocated as follows: In the event both JJSI and Veracyte are joint plaintiffs in any enforcement procedure and share the costs/expenses of such action: (a) such recovery shall first be used to reimburse each Party for all reasonable attorney fees and other litigation costs actually incurred in connection with such litigation by

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that Party, and (b) any remainder shall be equally shared by the Parties. In the event one Party elects not to share in costs/expenses of any enforcement procedure, all recovery shall be allocated to the other Party bringing the enforcement action on its own behalf.

9.8
Third Party Licenses. The Parties acknowledge that additional licenses or rights from Third Parties may be required in order to perform the Development and/or Commercialization of the Diagnostic Products. If a Party becomes aware of such possible requirement, it shall promptly inform the other Party. It shall be Veracyte’s sole responsibility, at its sole discretion and expense, whether or not to enter into agreement with a Third Party regarding such licenses or rights for performance of the Development and/or Commercialization of Diagnostic Products. Veracyte shall be solely responsible for any costs associated with such agreement. Veracyte decision not to enter into such agreement shall in no event be deemed as a breach under this Agreement, provided that JJSI will not be obligated to continue its performance under this Agreement if it in good faith determines that the purpose of this Agreement or its performance would breach Third Party rights.

10	REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1	General.

10.1.1	Veracyte hereby represents, warrants and covenants to JJSI as follows as of the Effective Date:

a)	it is a corporation or entity duly organized and validly existing under the laws of Delaware;

b)
the execution, delivery and performance of this Agreement by Veracyte (i) has been duly authorized by all requisite corporate action and does not require any shareholder action or approval, (ii) will not violate or otherwise conflict with any material contract, license, franchise, permit or Applicable Law by which Veracyte is bound or otherwise subject;

c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

d)	it shall at all times comply with all Applicable Laws relating to its activities under this Agreement;

e)	it has (or, as applicable, will have) the full right and interest in all Veracyte Background Technology and Veracyte Data, and

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related Intellectual Property Rights, as necessary to use for purposes of its obligations hereunder and to provide the rights granted to JJSI hereunder;

f)
to its knowledge, the making, using, importing, offering for sale, keeping or selling of Diagnostic Products pursuant to this Agreement will not infringe or conflict with any third party Patent Rights;

g)
as of the Effective Date, it is not the subject of and it is not aware of any pending or threatened action, suit, proceeding or claim by a third party challenging Veracyte’s rights in, or the validity or scope of, any Veracyte Intellectual Property Rights respecting Veracyte Background Technology or Veracyte Data that are necessary to use for purposes of its obligations hereunder or necessary to provide the rights granted to JJSI hereunder.

h)	Veracyte shall comply with JJSI’s policy on data safeguards attached hereto as Exhibit B.
Notwithstanding the above in this Section 10.1.1, Veracyte will not be construed to have breached a warranty in this Section 10.1.1 for a nominal Veracyte breach that is solely the result of a breach by JJSI of one or more warranties under Section 10.1.2.

10.1.2	JJSI hereby represent, warrant and covenant to Veracyte as follows as of the Effective Date:

a)	it is a corporation or entity duly organized and validly existing under the laws of New Jersey;

b)
the execution, delivery and performance of this Agreement by JJSI (i) has been duly authorized by all requisite corporate action and does not require any shareholder action or approval and (ii) will not violate or otherwise conflict with any material contract, license, franchise, permit or Applicable Law by which JJSI is bound or otherwise subject;

c)	it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

d)	it shall at all times comply with all Applicable Laws relating to its activities under this Agreement;

e)	it has (or, as applicable, will have) the full right and interest in all JJSI Material, and related Intellectual Property Rights, as

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necessary to use for purposes of its obligations hereunder and to provide the rights granted to Veracyte hereunder;

f)
to its knowledge, the use of the JJSI Material and JJSI Data in the development of the Diagnostic Products pursuant to this Agreement will not infringe or conflict with any third party Patent Rights, privacy rights or other contractual obligations;

g)
as of the Effective Date, it is not the subject of and it is not aware of any pending or threatened action, suit, proceeding or claim by a third party challenging JJSI rights in, or the validity or scope of, any JJSI Intellectual Property Rights respecting JJSI Material that is necessary to use for purposes of its obligations hereunder or necessary to provide the rights granted to Veracyte hereunder.

h)	JJSI shall comply with JJSI’s policy on data safeguards attached hereto as Exhibit B.
Notwithstanding the above in this Section 10.1.2, JJSI will not be construed to have breached a warranty in this Section 10.1.2 for a nominal JJSI breach that is solely the result of a breach by Veracyte of one or more warranties under Section 10.1.1.

10.2
Debarment and Exclusion. Each Party represents and warrants that to the best of its knowledge as of the Effective Date neither it, nor any of its employees or agents working on the subject matter of this Agreement, has ever been, is currently, or is the subject of a proceeding that could lead to it becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, nor are they listed on the FDA’s Disqualified/Restricted List for clinical investigators. Each Party further covenants, represents and warrants that if, during the Term, it, or any of its employees or agents working on their behalf, becomes or is the subject of a proceeding that could lead to that Party with respect to the subject matter hereof, becoming, as applicable, a Debarred Entity or Debarred Individual, an Excluded Entity or Excluded Individual or a Convicted Entity or Convicted Individual, or added to FDA’s Disqualified/Restricted List for clinical investigators, such Party shall immediately notify the other Party, and the Parties shall undertake discussions with respect to such notification. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:

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10.2.1
A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.

10.2.2
A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.

10.2.3
An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).

10.2.4
A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 42 U.S.C. §1320a – 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.

10.2.5
“FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics or devices if FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false information to the study sponsor.

10.3
Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER VERACYTE NOR JJSI MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, WHETHER IN FACT OR IN LAW, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

10.4
No Representations Regarding Approval or Commercial Success. Neither Party makes any representations or warranties as to: (a) whether Diagnostic Products will be approved for commercial sale by the applicable Regulatory Authorities; or (b) the commercial potential or success of Diagnostic Products.

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11	INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

11.1
Indemnification by JJSI. JJSI shall indemnify, defend and hold harmless Veracyte and its Affiliates, and their officers, directors, employees, agents and representatives (collectively, “Veracyte Indemnitees”) from any and all Losses resulting from any Third Party suits, claims, actions or demands (collectively, “Third Party Claims”), to the extent arising out of or relating to:

11.1.1	JJSI or its designees breach of any obligation, covenant, agreement, representation or warranty of JJSI or its designees contained in this Agreement; or

11.1.2	any violation of Applicable Law by JJSI or its designees in connection with the performance of JJSI’s obligations under this Agreement; or

11.1.3	JJSI or its designees acts or omissions in its conduct of the Development Activities; or

11.1.4
the exercise of rights granted to JJSI hereunder, including JJSI’s development, sale, or provision of any therapeutic product resulting from such exercise of rights or JJSI’s development, sale or provision of a Companion Diagnostics;

provided, however, JJSI shall not be obligated to indemnify, defend or hold harmless a Veracyte Indemnitee under this Section 11.1 from any Third Party Claim or for any Losses incurred by a Veracyte Indemnitee to the extent arising out of or attributable to (i) any act or omission by a Veracyte Indemnitee or its designees, which constitutes negligence or willful misconduct on the part of a Veracyte Indemnitee or its designees or (ii) any breach of a representation or warranty by Veracyte.

11.2
Indemnification by Veracyte. Veracyte shall indemnify, defend and hold harmless JJSI and its Affiliates, and their officers, directors, employees, agents and representatives (collectively, “JJSI Indemnitees”) from and against any and all Losses resulting from any Third Party Claims arising out of or relating to:

11.2.1	Veracyte or its designees breach of any obligation, covenant, agreement, representation or warranty of Veracyte contained in this Agreement;

11.2.2	any violation of Applicable Law by Veracyte or its designees, in connection with the performance of Veracyte’s obligations under this Agreement; or

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11.2.3	Veracyte or its designees acts or omission in its conduct of the Development Activities; or

11.2.4	the exercise of rights granted to Veracyte hereunder, including Veracyte’s development, sale, or provision of Diagnostic Products;

provided, however, Veracyte shall not be obligated to indemnify, defend or hold harmless a JJSI Indemnitee under this Section 11.2 from any Third Party Claim or for any Losses incurred by a JJSI Indemnitee to the extent arising out of or attributable to (i) any act or omission by a JJSI Indemnitee, or its designees which constitutes negligence or willful misconduct on the part of a JJSI Indemnitee or its designees or (ii) any breach of a representation or warranty by JJSI.

11.3
Control of Defense. Any entity entitled to indemnification under Section 11.1 or Section 11.2 of this Agreement shall give written notice to the indemnifying Party of any Third Party Claims that may be subject to indemnification, promptly after learning of such Third Party Claim. Within a reasonable time after receiving such notice, the indemnifying Party shall assume the defense of such Third Party Claims with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Third Party Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such Third Party Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto, (b) adversely impacts the rights granted to the indemnified Party under this Agreement in a material way, or (c) admits liability on the part of the indemnified Party, unless the indemnified Party otherwise agrees in writing. The indemnified Party shall not settle any Third Party Claim for which indemnification is sought hereunder without the prior written consent of the indemnifying Party.

11.4
Limitation of Liability. EXCEPT WITH RESPECT TO SUCH DAMAGES THAT ARISE DUE TO (A) A PARTY’S WILLFUL MISCONDUCT UNDER THIS AGREEMENT, OR (B) ANY BREACH OF INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 11, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR

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OTHERWISE, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, PROFITS OR BUSINESS OPPORTUNITIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER OR NOT THE OTHER PARTY WAS OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.

11.5	Insurance.

11.5.1
Each Party shall maintain in full force and effect during the Term, and for a period of not less than [***] years thereafter, valid and collectible insurance policies providing liability insurance coverage to protect against potential liabilities and risk arising out of activities to be performed under this Agreement.

11.5.2
During the Term, and for a period of not less than (3) years thereafter, Veracyte shall maintain (a) commercial general liability insurance with limits not less than [***] general aggregate, [***] per occurrence, and [***] for personal and advertising injury, (b) umbrella liability with limits of not less than [***] per occurrence and [***] general aggregate, and (c) products and professional liability insurance of [***] in the aggregate and [***] per occurrence. If such coverage is written on a claims made form, Veracyte will maintain continuous coverage for all products either by purchase of extended reporting coverage if the policy is cancelled, replaced or terminated or by purchase of replacement coverage using the retroactive date from the prior policy (nose coverage). Such Insurance shall include worldwide coverage.

11.5.3
During the Term of this agreement, and for a period of not less than [***] years thereafter, JJSI shall maintain (a) commercial general liability insurance with a limit not less than [***] general aggregate, [***] per occurrence, [***] aggregate for products and completed operations, and [***] for personal and advertising injury and (b) product liability insurance with a limit not less than [***] each occurrence and [***] annual aggregate. Such Insurance shall include worldwide coverage.

11.5.4	With the exception of JJSI’s product liability insurance, all insurance required in these provisions shall be placed with an insurer with an A.M. Best Rating not less than A-/VII.

11.5.5
Upon written request, Veracyte and JJSI shall furnish the respective party with certificates of insurance evidencing required coverage under this agreement and notify the other Party in writing in the event of insurance cancellation.

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12	CONFIDENTIALITY

12.1
Confidentiality Obligation and Restrictions on Use. As of and after the Effective Date, all Confidential Information disclosed, revealed or otherwise made available by one Party (“Disclosing Party”) to the other Party (“Receiving Party”) under, or as a result of, this Agreement, the drafts of the Non-Binding Discussion Guide, or the MTA, is furnished to the Receiving Party solely to permit the Receiving Party to exercise its rights, and perform its obligations under, and subject to the provisions and limitations of, this Agreement and may be used by the Receiving Party only for such purposes. The Receiving Party shall not use any of the Disclosing Party’s Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of the Disclosing Party’s Confidential Information available to any other person, firm, corporation or other entity, without the prior written authorization of the Disclosing Party. As of and after the Effective Date, all exchanges of Confidential Information shall be governed by the provisions of this Agreement, whether such exchange took place before or after the Effective Date. In furtherance of the Receiving Party’s obligations under this Article 12, the Receiving Party shall protect the Disclosing Party’s Confidential Information to the same extent it protects its own confidential information of like kind and sensitivity. Without limiting the generality of this Section 12.1, the Receiving Party shall disclose any of the Disclosing Party’s Confidential Information only to those of its Affiliates, officers, employees, licensors, licensees, sublicensees, contractors, collaborators, consultants, investigators, attorneys and financial advisors that have a need to know the Disclosing Party’s Confidential Information (as determined in the Receiving Party’s sole discretion), in order for the Receiving Party to exercise its rights and perform its obligations under this Agreement, and only if such Affiliates, officers, employees, licensors, licensees, sublicensees, Third Party contractors, attorneys and financial advisors have executed appropriate written agreements on confidentiality and non-use containing substantially similar terms regarding confidentiality and non-use as those set out in this Agreement or are otherwise bound by obligations of confidentiality effectively prohibiting the unauthorized use or disclosure of the Disclosing Party’s Confidential Information. The Receiving Party shall (i) promptly furnish the Disclosing Party with written notice of any known unauthorized use or disclosure of any of the Disclosing Party’s Confidential Information by any Affiliates, officers, employees, licensors, licensees, sublicensees, Third Party contractors, attorneys or financial advisors of the Receiving Party, (ii) unless authorized by the Disclosing Party, be liable to the Disclosing Party for such unauthorized use or disclosure and (iii) take all actions that the Disclosing Party reasonably

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requests in order to prevent any further unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

For purposes of clarity, a Party owning Confidential Information under the terms of this Agreement that was produced by the other Party shall be deemed the “Disclosing Party” and the other Party the “Receiving Party” for purposes of this Article 12.

12.2	Exceptions.

12.2.1	Confidential Information shall not include information that:

a)	is or becomes publicly available through no breach of this Agreement by the Receiving Party;

b)
was known to the Receiving Party or its Affiliates prior to disclosure under this Agreement or the Research Agreement by the Disclosing Party (as evidenced by the Receiving Party’s or its Affiliates’ officers’, employees’, licensees’, sublicensee’s, Third Party contractors’, attorneys’, or financial advisors’ written records); or

c)
is disclosed, revealed or otherwise made available to the Receiving Party or its Affiliates by a Third Party that, to the Receiving Party’s or its Affiliates’ knowledge, is under no obligation of confidentiality relating to such information; or

d)
was independently developed by or for the Receiving Party or its Affiliate without use of or reference to the Confidential Information of the other Party, as evidenced by the Receiving Party’s or its Affiliates’, officers’, employees’, licensees’, sublicensee’s, Third Party contractors’, attorneys’, or financial advisors’ written records.

12.3
Compelled Disclosure: Any Party may disclose Confidential Information to the extent it is required to be disclosed under any court order, securities regulation, government enforcement action or Applicable Law (collectively “Compelled Disclosure”), provided that the Receiving Party, unless prohibited by, or made impractical by the timing of, the Compelled Disclosure, provides the Disclosing Party with the following (i) prompt notice of any Compelled Disclosure, including any orders or statutory provisions related thereto no less than [***] Business Days from the date of the proposed disclosure (ii) the text of the proposed disclosure, (ii) reasonable assistance to the Disclosing Party’s efforts to limit the scope of the proposed disclosure to such Confidential Information which is

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necessary to satisfy such Compelled Disclosure and (iv) reasonable assistance to protect the Disclosing Party’s Confidential Information that is not subject to the Compelled Disclosure from disclosure to the public or to any governmental or quasi-governmental body. For Clarity, disclosure as part of a submission seeking Regulatory Approval is not a “Compelled Disclosure” under this provision.

12.4
Comingled Disclosures: The Parties agree and acknowledge that the incorporation of one Party’s Confidential Information or the comingling of both Parties’ Confidential into one or more documents does not transfer ownership of such Confidential Information to the drafter or drafters of such documents.

12.5
Term of Confidentiality Obligations. All of the Receiving Party’s obligations under Section 12.1 with respect to the protection of the Disclosing Party’s Confidential Information shall survive for a period of seven (7) years following the expiration or termination of this Agreement for any reason.

12.6
Publicity. No public announcement concerning the existence, terms or subject matter of this Agreement shall be made, either directly or indirectly, by any Party, without first obtaining the prior written approval of the other Party and agreement upon the nature and text of such public announcement which such agreement and approval shall not be unreasonably withheld.

12.7
Non-Use of Names. No Party (or its Affiliates) shall use, either directly or indirectly, the Trademarks of the other Party (or its Affiliates), or the name of the other Party, any of its respective officers, employees or board members in any publicity, marketing advertising or other documents (or other disclosures) unless a copy or transcript of the proposed disclosure is submitted to and approved in advance in writing by the other Party (in its sole discretion).

12.8
Prior Confidentiality Agreements. This Agreement supersedes the MTA with respect to information disclosed thereunder and supersedes any other confidentiality agreement between the Parties with respect to information to be used under this Agreement. Any such information disclosed pursuant to the MTA or any other confidentiality agreement shall be deemed Confidential Information of the applicable Party for purposes of this Agreement, subject to the exceptions specified in Section 12.2.

12.9	Publications. No Party, its Affiliates or Third Party contractors shall submit a publication to a journal, paper, magazine or any other such

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similar disclosure relating to the Data, the Development or Commercialization of a Diagnostic Product without the prior written agreement of the other Party, such permission shall not be unreasonably withheld. The Party desiring to publish such proposed publication shall submit a copy of the same to the other Party at least [***] calendar days prior to submission of the same to any third party. If the non-publishing Party’s Confidential Information is disclosed in the draft, at the written request of the non-publishing Party, the publishing Party shall remove such Confidential Information. If the non-publishing Party identifies any potentially patentable material that the non-publishing Party Controls under this Agreement, the publishing Party will delay submission of the proposed publication to allow for the filing of patent applications by the non-publishing Party. Such delay shall not exceed an additional ninety (90) days. If the publishing Party does not receive the non-publishing Party’s written request within the [***] day period of this Section 12.9, the publishing Party may submit or publish the proposed draft without further delay. The non-publishing Party’s contribution shall be acknowledged in any publication by co-authorship or acknowledgment, in accordance with International Committee of Medical Journal Editors guidelines, and the publishing party shall reasonably consider any comments that the other Party may have with respect to the proposed publication.

12.10
SEC Filings. To the extent a Party reasonably believes that it is required by governmental regulation (such as the Securities & Exchange Commission regulations) to disclose the execution and/or terms of this Agreement or, the Program Plan or Commercialization Plan, it shall notify the other Party prior to execution of the Agreement. In addition, that Party shall: (a) provide the other Party with at least [***] Business Days prior notice of the intended disclosure; (b) provide the other Party with a draft of the intended disclosure for review and comments; and (c) incorporate the other Party’s reasonable requests to modify the draft disclosure (including without limitation, redactions of that Party’s Confidential Information); and d) as promptly as reasonably practicable, provide the other Party with a copy of the relevant portions of any SEC comment letter or other written communication that expresses an objection by the SEC staff to any redaction or omission of information about, or specific terms or provisions of, the Agreement, or Program Plan or Commercialization Plan, from such filing; and (e) before publicly disclosing such information or restoring the redacted terms or provisions in the disclosure, incorporate the other Party’s timely and reasonable requests to modify the draft disclosure (including without limitation, revised redacted terms or provisions in the disclosure) unless the Party believes in its reasonable judgment and pursuant to advice from legal counsel that any SEC comment letter or other written communication

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pursuant to clause (d) or applicable law or regulation requires such disclosure; and make itself available for discussions on the subject.

13	TERM AND TERMINATION

13.1
Term. This Agreement shall become effective as of the Effective Date. Unless earlier terminated pursuant to the provisions of this Article 12, this Agreement shall remain in full force and effect until the date that the last to expire revenue sharing obligation under Article 7 expires.

13.2
Termination of This Agreement Prior to Expiration of the Term. This Agreement may be terminated prior to the end of the Term in the following circumstances. The Parties shall provide written notices of termination pursuant to the obligations of this Section 13.2.

13.2.1
JJSI Termination Without Cause. Commencing at the [***] year anniversary of the Effective Date, JJSI may terminate this Agreement in its entirety without cause by providing at least [***] calendar days prior written notice to Veracyte at any time during the Term.

13.2.2
Termination for Material Breach. If either Party commits a material breach or default of any of its obligations hereunder (such Party, the “Breaching Party”), the other Party hereto (the “Non-Breaching Party”) may give the Breaching Party written notice of such material breach or default. Such written notice shall clearly identify the applicable breach and the Non-Breaching Party’s intention to terminate this Agreement. If the Breaching Party fails to cure such breach or default within [***] calendar days after the date of the Non-Breaching Party’s written notice thereof, or if the Breaching Party fails to commence using Commercially Reasonable Efforts to cure such breach or default within such [***] calendar day period, this Agreement may be terminated by the Non-Breaching Party’s second written notice to the Breaching Party sent after the end of the [***] day cure period. Such second written notice terminates this Agreement upon the Breaching Party’s receipt of such second written. If the Breaching Party indicates by written notice that it will be unable or is unwilling to cure the breach, this Agreement may be terminated by Non-Breaching Party’s second written notice, which is effective to terminate this Agreement immediately upon the Breaching Party’s receipt thereof.

13.2.3
Termination for Insolvency. Each Party shall have the right to terminate this Agreement, immediately by giving written notice of termination to the other Party, if the other Party files a voluntary petition, or if an involuntary petition is granted in respect of the other

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Party and appeal proceedings are not commenced within [***] Business Days from the date of such petition under the bankruptcy provisions of Applicable Law, or the other Party is declared insolvent, undergoes voluntary or involuntary dissolution, or makes an assignment for the benefit of its creditors, or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties. All rights and licenses granted under or pursuant to this Agreement by Veracyte to JJSI, and by JJSI to Veracyte, are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101 (52) of the U.S. Bankruptcy Code. The Parties agree that each Party, as a licensee of such Intellectual Property Rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

13.3
Consequences of Termination or Expiration of this Agreement. Except as expressly provided in this Agreement, upon termination or expiration of this Agreement for any reason, all licenses granted to each Party by the other Party in this Agreement shall automatically terminate. In the event that either Party terminates this Agreement prior to the end of Term, licenses are hereby granted, continued, or terminated as specified, property shall be transferred, and payments shall be made as follows:

a)    If JJSI terminates this Agreement pursuant to Section 13.2.1 (Without Cause) (i) JJSI shall shall pay Veracyte for any Milestone Events already completed by Veracyte and not previously paid by JJSI, (ii) the licenses granted to Veracyte under this Agreement shall continue, and (iii) and the licenses granted to JJSI under this Agreement shall continue.

b) If JJSI terminates this Agreement pursuant to Section 13.2.2 (for Material Breach by Veracyte), the licenses granted to JJSI under this Agreement shall survive such termination.

c)    If JJSI terminates this Agreement pursuant to Section 13.2.3 (Insolvency) all licenses granted to JJSI under this Agreement shall be remain in effect.

d)    If Veracyte terminates this Agreement pursuant to Section 13.2.2 (for Material Breach by JJSI) (i) JJSI shall pay Veracyte for any Milestone Events already completed by Veracyte and not previously paid by JJSI and (ii) all licenses granted to Veracyte under this Agreement shall remain in effect.

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e) If Veracyte terminates this Agreement pursuant to Section 13.2.3 (Insolvency) all licenses granted to Veracyte under this Agreement shall remain in effect.

13.4
Return of Confidential Information. Following any termination or expiration of this Agreement, and upon written request of the other Party, each Party shall, and shall cause its Affiliates to, return or destroy all of the other Party’s Confidential Information it has received under this Agreement [***] calendar days after such written request, provided (i) that the owner of such Confidential Information provides the other Party with written instructions concerning whether such information should be returned or destroyed (including any requests for certification of destruction) within [***] Business Days from such termination or expiration and (ii) that the Confidential Information is not necessary for the receiving party to be able to exercise its rights retained after termination or expiry of this Agreement. Notwithstanding the foregoing a single copy of such Confidential Information may be retained by such other Party for the sole purpose of determining the scope of obligations incurred under this Agreement and shall provide the other Party with certification by an officer of the company that all such materials have been destroyed.

13.5
Survival. Termination of the Agreement for whatever reason in accordance with the provisions hereof or expiration of this Agreement shall not affect the accrued rights of the Parties, and shall not limit remedies that may be otherwise available in law or equity. Article 8 (JJSI Audits of Veracyte), Article 9 (Intellectual Property; Licenses) as provided in Section 13.3 above, Article 10 (Representations, Warranties and Covenants), Article 11 (Indemnification; Limitation of Liability; Insurance), Article 12 (Confidentiality), Article 13 (Term and Termination, Article 14 (Miscellaneous) together with any other provision that, either expressly or by its nature is intended to survive, shall survive expiration or termination of this Agreement for any reason.

14	MISCELLANEOUS

14.1
Assignment. This Agreement may not be assigned by either Party in whole or in part without the prior written consent of the other Party, except that either Party may assign its rights under this Agreement to an Affiliate or in connection with the sale of all or substantially all of the assets to which this Agreement relates. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

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14.2	Affiliates. Each Party has the right, in its sole discretion, to perform some or all of its obligations and exercise some or all of its rights under this Agreement through its Affiliates.

14.3
Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Parties or as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

14.4
Non-Exclusive Relationship. Subject to the restrictions set forth in Article 9 (Intellectual Property; Licenses), this Agreement is a non-exclusive agreement in that: (a) JJSI may develop and commercialize a diagnostic test for the diagnosis of lung cancer alone or in collaboration with a Third Party, without any obligations or consideration to Veracyte; and (b) Veracyte may develop and commercialize other diagnostic products, including for the diagnosis of lung cancer and alone or with a Third Party, provided that neither Party shall use any Confidential Information or Technology Controlled by the other Party in connection with any such development or commercialization activity.

14.5
Fair Market Value. The compensation set forth above represents the fair market value of the obligations contained in this Agreement, has not been determined in a manner which takes into account the volume or value of any referrals or business otherwise generated between Veracyte and JJSI that would be prohibited by the federal anti-kickback law set forth in 42 U.S.C. §1320a-7b, and shall not obligate Veracyte to purchase, use, recommend or arrange for the use of any products offered by JJSI or any of its Affiliates.

14.6
Payment Reporting. The Physician Payments Transparency Requirements of the Patient Protection and Affordable Care Act of 2010 (codified at 42 U.S.C. 1320a-7h) and implementing regulations, require JJSI to annually report to the Centers for Medicare and Medicaid Services (“CMS”) certain information about payments and transfers of value provided directly or indirectly to U.S. physicians and teaching hospitals. As required by law, JJSI will report to CMS information about payments or transfers of value JJSI provides to Veracyte under this Agreement, which CMS will make publicly available. Such reported information will include the identity and business address of Veracyte, the value and purpose of any payments or transfers of value that are made in connection with this Agreement, and any other information as may be required by law. JJSI may also report information about

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compensation, payments and transfers of value provided under this Agreement as necessary to meet any other legal requirements, and JJSI reserves the right to post such information on a website accessible to the public, whether or not required by law.

14.7
Entire Agreement. This Agreement contains the entire and only agreement between the Parties and supersedes and cancels all prior written or oral agreements, undertakings and negotiations between the Parties with respect to the subject matter hereof, including the MTA and the drafts of the Non-Binding Discussion Guide. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set out in this Agreement and therein. Exhibits A, B, and C referred to in this Agreement are hereby incorporated into and made a part of this Agreement.

14.8
Amendments. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement shall be binding upon either Party unless made in writing and signed by both Parties, provided, however, that a Party may give written notice of a change of address for notifications as provided in Section 14.16 that will be effective without written agreement of the other Party.

14.9	Enforcement. The failure of either any Party at any time to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.

14.10	Waiver. No term, provision or condition of this Agreement shall be waived unless such waiver is evidenced in writing and signed by the waiving Party.

14.11
Severability. If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over a Party, then such declaration shall not affect the remainder of the Agreement and the invalidated provision shall be revised in a manner that will render such provision valid while preserving the Parties’ original intent to the maximum extent possible.

14.12
Joint Negotiation. This Agreement is the joint product of Veracyte and JJSI, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and their respective legal counsel and advisers and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable.

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14.13	Headings and Titles. Headings and titles in this Agreement are for convenience purposes only and shall not in any way influence the construction, performance and enforcement of any of its provisions.

14.14
Interpretation. Words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement. Article, Section, and Exhibit references are to the Articles, Sections, and Exhibits to this Agreement unless otherwise specified. Unless otherwise stated, all references to any agreement shall be deemed to include the Exhibits, Schedules and Annexes, if any, to such agreement. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. Unless otherwise specified in a particular case, the word “days” refers to calendar days. References herein to this Agreement shall be deemed to refer to this Agreement as of its Effective Date and as it may be amended thereafter, unless otherwise specified. References to the performance, discharge or fulfillment of any liability in accordance with its terms shall have meaning only to the extent such liability has terms; if the liability does not have terms, the reference shall mean performance, discharge or fulfillment of such liability. If there is any inconsistency between this Agreement and its Exhibits or other ancillary documents this Agreement shall prevail.

14.15
Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party, other than a failure to make payment, if the failure is occasioned directly or indirectly by government action, war, terrorism, fire, explosion, flood, strike, lockout, embargo, shortage of utilities, act of God, or any other cause beyond the control and without the fault or negligence of the defaulting Party, provided that the Party claiming force majeure has exerted all Commercially Reasonable Efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance. Such excuse shall continue as long as the condition preventing the performance continues. Upon cessation of such condition, the affected Party shall promptly resume performance hereunder. Each Party agrees to give the other Party prompt written notice of the occurrence of any such condition, the nature thereof, and the extent to which the affected Party will be unable to perform its obligations hereunder. Each Party further agrees to use all Commercially Reasonable Efforts to correct the condition as quickly as possible and

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to give the other Party prompt written notice when it is again fully able to perform its obligations hereunder.

14.16
Notices. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party may have provided to the other Party in writing. Such notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. All notices under this Agreement will be deemed given when made to the address shown below:

If to Veracyte:
Veracyte, Inc.
6000 Shoreline Court
Suite 300
South San Francisco, California 94080
Attention: Chairman and CEO

If to JJSI:
Johnson & Johnson Services, Inc.
1 Johnson & Johnson Plaza
New Brunswick, NJ 08901
Attention:

With a copy to:
Office of General Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933
Attention: Patent attorney for Lung Cancer Initiative

14.17
Governing Law. This Agreement is governed by and shall be construed according to the laws of the State of New York, United States of America, as between two residents thereof without regard to the international

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treaties and conventions on conflict of law or its other conflict of laws principles. The Parties hereby disclaim the application to this Agreement of the United Nations Convention on the International Sale of Goods.

14.18
Dispute Resolution. The Parties shall first attempt to resolve any disputes between them arising in respect of or out of this Agreement through good faith negotiations, if applicable in accordance with the provisions of Section 5.2. If the Parties fail to resolve any such dispute, controversy or claim arising out of or relating to this Agreement through negotiations within [***] days of the dispute, controversy of claim having been referred to their senior executives designated to this effect, the dispute shall be resolved by arbitration, in accordance with the Rules of Arbitration of the American Arbitration Association (AAA) in effect at the time of the request for arbitration, before three neutral arbitrators who have not had any business, employment, or other relationship with any of the Parties to said dispute, one arbitrator to be selected by each Party and the third arbitrator selected by the two arbitrators so selected.  The arbitration shall be conducted in the English language in New York, New York.  The Parties to such dispute shall provide such information, testimony, and evidence as requested by the arbitrators.  The decision of two or more of the arbitrators shall be final.  The Parties shall bear their own costs and expenses of preparing testimony, presenting witnesses and evidence, including attorney’s fees and costs. The costs of the arbitrators and the proceedings shall be borne by the Parties equally.  The award of the arbitrators shall be in writing and shall be binding and may be enforced by any court of competent jurisdiction.  Each Party shall have the right before or during any arbitration to seek and obtain from an appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration. EACH PARTY HERETO WAIVES (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, AND (2) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGEMENT INTEREST.

14.19
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile or other electronic means shall constitute an original signature for purposes of this Agreement.

[The signature page follows.]

IN WITNESS WHEREOF, JJSI and Veracyte, intending to be legally bound, have executed this Agreement by their respective duly authorized representatives.

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This Agreement shall be made out in two (2) originals and each of the Parties hereto shall be handed one original copy.

Veracyte, Inc.:     Johnson & Johnson Services, Inc. :

Place :		Place:
Date:	12/28/2018	Date:	12/28/2018
	/s/ Bonnie Anderson		/s/ Meredith Stevens
Name:	Bonnie Anderson	Name:	Meredith Stevens
Title:	Chairman & CEO	Title:	President JJSI

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EXHIBIT A

PROGRAM PLAN

This Program Plan defines the Diagnostic Product goals, deliverables and milestones as agreed to in the Johnson & Johnson Services, Inc. and Veracyte, Inc. Diagnostic Development Agreement. In addition to specific project and milestone-specific reviews to be held per the Joint Steering Committee Responsibilities in the Agreement and as detailed in the project milestones (below), quarterly scientific reviews will be planned for all projects.
Project #1: Second-generation bronchial genomic classifier (code named Percepta V2)
Goal: [***]
Intended Use: [***]
Performance Requirements: [***]
Cohorts [***]
Genomic Data Generation: Veracyte’s “RNA Whole-transcriptome Sequencing Assay (aka Unified Assay or UA)”. (Veracyte Data)
Clinical Data Description: [***]
Key Project Milestones: (Responsibility of Veracyte)

TASK:	Target Completion Date
[***]	[***]

Project #2: nasa-RISK Proof-of-Concept Summary Report
Goal: [***]
Cohorts [***]
Genomic Data Generation: Veracyte’s “RNA Whole-transcriptome Sequencing Assay (aka Unified Assay or UA)” (Veracyte Data)
Clinical Data Description: [***]

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Key Project Milestones: (Responsibility of Veracyte)

TASK:	Target Completion Date
[***]	[***]

Project #3: nasa-RISK Lung Cancer Diagnostic from a nasal swab
Goal: [***]
Cohorts: [***]
Genomic Data Generation: Veracyte’s “RNA Whole-transcriptome Sequencing Assay (aka Unified Assay or UA)” (Veracyte Data)
Intended Use: [***]
Clinical Data Description: [***]
Key Project Milestones: (Veracyte’s Responsibility with JJSI Support)

TASK:	Target Completion Date
[***]	[***]

Data Transfer:
[***]
Biological Sample Transfer:
[***]

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Summary of Performance and Financial Obligations:
Summary of Performance and Financial Obligations:

Performance and Financial Obligations
Percepta v2:
A. Transfer of Veracyte Data from [***] to Advance JJSI's Therapeutic Efforts
A-1    Veracyte transfers [***] and Clinical Data to JJSI by [***]
A-2    Veracyte transfers [***] and Clinical Data to JJSI by [***]
Transfer of Veracyte Data from [***] to Advance JJSI's Therapeutic Efforts
A-3    Veracyte transfers [***] (VCYT Prior Access through MTA) to JJSI by [***]
Total Milestone Payment Advanced at time of Execution of Agreement for Receipt of data by        $5.0M
[***]

B. Advancing "Field of Injury Diagnostics" in Bronchial Airway (Percepta v2)
B-4     Milestone Payment to Veracyte - [***]                        [***]
B-5    Milestone Payment to Veracyte - [***]                        [***]
B-6    Milestone Payment to Veracyte - [***]                        [***]
B-7 (Royalty)
Percepta v2 Royalty from Veracyte to JJSI per terms of the agreement
Nasa-Risk:
C. Transfer of [***] + Milestone for [***]
C-8a    Milestone payment to Veracyte - [***]
C-8b    Milestone payment to Veracyte - [***]
Total Milestone Payment Upon achievement of these tasks                [***]
D. Collaboration to Support Veracyte's Development and Commercialization of Nasa-Risk Product
JJSI Grants Access to [***] to Advance Commercial Product Development for Nasa-Risk Product
[***]
D-9a    [***]

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D-9b    [***]
[***]- Protocol ready for enrollment
D-10a    [***]
[***]
D-10b    [***]

Advancement of Field of Injury ("FOI") Technology - Performance Milestones (Nasal Airway - Nasa-Risk)
D-11    Milestone payment to Veracyte - [***]                        [***]
D-12    Milestone payment to Veracyte - [***]                        [***]
D-13 (Royalty) nasa-RISK Royalty from Veracyte to JJSI per terms of the agreement
The foregoing is a summary – the actual financial payment obligations are as set forth in the Agreement.

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EXHIBIT B
DATA SAFEGUARDS

Definition: For the purpose of this Exhibit only, the terms listed below shall have the meaning as defined below.

Data shall mean all data, including, but not limited to, raw data, processed data, notebook records, documents, reports, presentations, computer models, deliverables, written, printed, graphic, video and audio recorded information contained in any computer database or computer readable form and other results supplied to or generated by Provider, Provider Parties, Institutions or Investigators as the result of providing Services under this Agreement.

1.
Provider represents, warrants, covenants and certifies that the Data will be collected and generated following the specifications contained in this Agreement, all written instructions provided by [Janssen], and all applicable good research practices.

2.
Data will be accurate, reliable and all results generated during the performance of services shall be reconstructable, repeatable and traceable. Provider must verify the Data during generation and prior to transfer of the Data to [Janssen].

3.
Provider must keep a separate written or electronic notebook record of all activity associated with the performance of services under this Agreement. Such records must document all data processing steps, including detailed notes of calculations applied, reasoning used for excluded data points and any decisions made in furtherance of the services, to allow for complete and transparent reporting of activities conducted in the performance of services under this Agreement.

4.
Provider shall collect and store hard copy as well as electronic Data securely in accordance with the terms of this Agreement, including but not limited to [Janssen] policies related to records management.

5.
Provider must report all Data and its processing steps, decision-points, acceptance criteria, methods, calculations and results (successful and unsuccessful experiments) to [Janssen] at mutually agreed upon points in time.

6.	All Data generated must be [transferred][made available] either as an original or as an electronic copy by Provider to [Janssen] at mutually agreed upon time points or at the latest at the completion

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of the Services. Data which were generated or modified in electronic format must be transferred to [Janssen] in electronic format.

7.	No Data shall be destroyed without the prior written approval of [Janssen].

8.
During and up to [***] months after the completion of the Services, Provider will ensure that representatives of [Janssen] have access to Provider’s and Provider Affiliates’ premises, upon reasonable advance notice during regular business hours, for the purpose of reviewing the services, and the Data related thereto, and the systems and processes which were used to generate and process the Data. In the event that Provider is found responsible for quality or data integrity issues with the Data generated under this agreement, Provider will seek to resolve any issues by a mutually agreed upon date.

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EXHIBIT C

VERACYTE WIRE TRANSFER INSTRUCTIONS

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